Exhibit 10.40

[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR SUCH PORTIONS BY IMCLONE SYSTEMS INCORPORATED. THESE PORTIONS HAVE BEEN MARKED WITH TWO ASTERISKS ENCLOSED IN BRACKETS (i.e. [**]). THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE (the “Settlement Agreement”), is executed and entered on this day, December 7, 2007 (the “Execution Date”), by and among AVENTIS PHARMACEUTICALS, INC., a corporation duly organized and existing under the laws of the State of Delaware and having its principal office at 55 Corporate Drive, Bridgewater, NJ 08807 (hereinafter collectively referred to as “API”), AVENTIS, INC., a corporation duly organized and existing under the laws of the State of Pennsylvania and having its principal office at 3711 Kennett Pike, Suite 200, Greenville, DE 19807, successor-in-interest to RHONE-POULENC RORER INTERNATIONAL (HOLDINGS), INC., (hereinafter collectively referred to as “AI”), and AVENTIS HOLDINGS INC., a corporation duly organized and existing under the laws of the State of Delaware and having its principal office at 3711 Kennett Pike, Suite 200, Greenville, DE 19807 (hereinafter collectively referred to as “AHI”, and together with API and AI, collectively referred to as “SANOFI”), IMCLONE SYSTEMS INCORPORATED, a corporation duly organized under the laws of the STATE OF DELAWARE and having its principal office at 180 Varick Street, New York, NY 10014 (hereinafter referred to as “IMCLONE”), and YEDA RESEARCH AND DEVELOPMENT CO. LTD. a corporation duly organized and existing under the laws of the State of Israel and having its principal office at Rehovot, Israel (hereinafter referred to as “YEDA”). (SANOFI, IMCLONE and YEDA are referred to herein individually as a “Party” and collectively as the “Parties”).

WITNESSETH

WHEREAS, YEDA is the Plaintiff-Counter Defendant and IMCLONE and SANOFI are the Defendants-Counter Claimants in the action entitled Yeda Research and Development Company, Ltd. v. ImClone Systems, Inc. and Aventis Pharmaceuticals, Inc.; Civil Action No. 03 cv 8484, in the United States District Court for the Southern District of New York, with appeal 2007-1010-012 pending in the United States Court of Appeals for the Federal Circuit (collectively, the “X Action”), IMCLONE is the Plaintiff-Counter Defendant and YEDA is the Defendant-Counter Claimant in the action entitled ImClone Systems Inc. v. Yeda Research and Development Co., Ltd., Civil Action No. 06 cv 7190, pending in the United States District Court for the Southern District of New York (the “Y Action” collectively together with the X Action, the “U.S. Litigation”), YEDA is the Plaintiff and Aventis Holdings Inc. is the Defendant in the actions entitled Yeda Research and Development Company, Ltd. v. Aventis Holdings, Inc., File Nos. N 7/2005, N 18/2005 and N 19/2005, each pending in Austria (the “Austrian Actions”), YEDA has asserted a patent office entitlement action in the United Kingdom against Rhone-Poulenc Rorer International (Holdings) Inc., entitled In the matter of European Patent No. EP (UK) 0 667 165 B 1 in the name of Rhone Poulenc Rorer International (Holdings) Inc.

and a reference under s 37 (1) (the “UK Action”), YEDA is the Plaintiff in two actions pending in Munich District Court I (File No. 21 O 12091/06) and Federal Court of Justice (no file number to date) against Aventis Holdings Inc. and Rhone-Poulenc Rorer International (Holdings), Inc. respectively, each with ImClone Systems Inc. as intervener (the “German Actions”), YEDA is the Plaintiff and Rhone-Poulenc Rorer International (Holdings) Inc, Aventis Holdings Inc. and IMCLONE are Defendants in an action pending in the Paris First Instance Court under Docket No. 07/12587 (the “French Action,” collectively together with the U.S. Litigation, Austrian Actions, UK Actions and German Actions, “All Litigation Matters”).

WHEREAS, the Parties now wish to resolve all existing and potential claims and outstanding obligations in connection with All Litigation Matters and desire to settle All Litigation Matters on the terms stated herein, without any admission of liability or wrongdoing, in order to avoid the time and expense of continuing to litigate All Litigation Matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.             Closing.  Upon the completion of the payments required under Sections 5(a) and (b), this Settlement Agreement shall become effective, such date being the “Closing Date” hereunder.

2.             Correction of Inventorship; Confirmation and Transfer of Ownership.

(a)           SANOFI and IMCLONE shall withdraw their pending appeal in the X Action and will cooperate with YEDA in the implementation of: (i) the naming of Drs. Michael Sela, Esther Hurwitz and Esther Aboud-Pirak (the “Weizmann Inventors”) as inventors on United States Patent No. 6,217,866 (the “‘866 Patent”) and the removal of George A. Ricca, Christopher Cheadle, Victoria J. South and Joseph Schlessinger as inventors on the ‘866 Patent; (ii) the amendment of the ‘866 Patent to remove Francoise Bellot, Richard Kris and David Givol as inventors thereof; (iii) the consequential one hundred percent (100%) ownership of all right, title and interest in and to the ‘866 Patent by YEDA; and (iv) unopposed intervention by SANOFI in the Y Action for the limited purpose of enforcing this Settlement Agreement and the request to the court in the Y Action for a stipulated order of dismissal with prejudice.

(b)                                 From and after the Closing Date, SANOFI and YEDA shall [**] ownership interest in each of the patents, patent applications, supplemental protection certificates and applications for supplemental protection certificates listed on Schedule 1 and any other non-U.S. patents and patent applications that claim priority to any one or more of the patent applications for the ‘866 Patent (the “Non-U.S. Patents” and, collectively with the ‘866 Patent, “All Patents”), and each shall make whatever transfers to the other that may be required to effectuate such ownership.

(c)                                  From and after the Closing Date, the Parties shall execute and jointly seek entry of stipulated consent judgments or orders from the relevant patent office (or equivalent judicial orders or consents) that (i) name YEDA the owner of [**] interest in all rights and title in

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all Non-U.S. Patents, (ii) name inventors designated by YEDA as inventors on each of the Non-U.S. Patents, (iii) are consistent with continuing to have Joseph Schlessinger as inventor on each of the Non-U.S. Patents, (iv) remove George A. Ricca, Christopher Cheadle, Victoria J. South, Francoise Bellot, Richard Kris and David Givol as inventors on the Non-U.S. Patents to the extent permitted by the laws of each country involved and (v) dismiss with prejudice all other claims and counterclaims in All Litigation Matters.

(d)           SANOFI and IMCLONE shall not contest (i) the rights granted under All Patents by YEDA in the License Agreement between YEDA and Amgen Inc. (“Amgen”) and the Patent License Agreement between YEDA and Merck KGaA (“Merck”), as such agreements exist as of the Execution Date, or (ii) such grants of such rights by YEDA. YEDA shall be entitled to retain for its own benefit and disposition all payments made and to be made under those agreements without any duty of accounting whatsoever.

(e)           From and after the Closing Date, SANOFI and IMCLONE consent and agree that YEDA shall have the free right to dispose of, encumber or mortgage its interest in any or all All Patents either in whole or in part, and shall also have the free right to grant licenses under any or all All Patents that are either exclusive or nonexclusive (subject, however, to the licenses granted to IMCLONE in Paragraph 4 as well as any sublicenses granted thereunder, including the IMCLONE-BMS Agreement and the IMCLONE-Merck Agreement) without the need to obtain further consent of SANOFI or IMCLONE. From and after the Closing Date, all prosecution, maintenance (including defending oppositions brought by third parties) and enforcement activities with respect to All Patents shall be in the sole discretion of YEDA and YEDA shall be entitled to retain all recoveries achieved in connection therewith; provided however to the extent BMS has rights of enforcement under the IMCLONE-BMS Agreement to the extent relating to Erbitux®, BMS shall have the right to exercise such rights; provided further that YEDA shall use all commercially reasonable efforts to prosecute patent applications and extensions and reissues of issued patents within the All Patents. IMCLONE, SANOFI and YEDA shall reasonably cooperate with one another to seek SPCs and patent term extensions with respect to All Patents.

(f)            SANOFI agrees that although it is a co-owner of the Non-U.S. Patents, from and after the Closing Date it will not exploit in any fashion the Non-U.S. Patents other than SANOFI’s license with IMCLONE and subject to any separate agreement entered into between YEDA and SANOFI.

3.             Concession of Validity, Enforceability and Infringement.

(a)           IMCLONE and SANOFI irrevocably consent and agree that: (i) the ‘866 Patent is valid and enforceable; and (ii) [**]  IMCLONE and SANOFI further irrevocably consent and agree that: (A) the Non-U.S. Patents are valid and enforceable; and (B) [**]  IMCLONE and SANOFI acknowledge that YEDA is waiving its claims for damages in the Y Action and other All Litigation Matters and any other claims it may have for damages of any type on any theory on account of both past and future activities of IMCLONE and SANOFI and as such the foregoing acknowledgment is binding and irrevocable regardless of any determination with respect to the ‘866 Patent or the Non-U.S. Patents in any other or subsequent matter. For avoidance of doubt, neither SANOFI nor IMCLONE is making any warranty or any

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covenant with respect to the validity or enforceability of any of the All Patents and shall have no cause of action in case any of those patents is invalidated through no act of SANOFI or IMCLONE.

(b)           IMCLONE and SANOFI are hereby enjoined and restrained from challenging the validity or enforceability of any or all All Patents and from supporting or assisting others in challenging such validity or enforceability, and consent to such injunction and restraint.

4.             Patent License.

(a)                                  Subject to the rights previously granted by YEDA to Merck outside the U.S. relating to Erbitux® and worldwide relating to EMD72000, in each case pursuant to the Merck Agreement, but in any event not with respect to IMC-11F8: YEDA hereby grants to IMCLONE from and after the Closing Date an exclusive license for monetary consideration, with the right to sublicense [**] (in accordance with the terms set forth in Paragraph 4(b)), under All Patents to make, have made, use, sell, offer for sale and import cetuximab (IMC-C225) (“Erbitux®”), IMC-11F8 and all product incorporating the humanized antibody of Merck, EMD72000 (“EMD72000”), (collectively referred to as “Licensed Products”), but in any event Licensed Products shall not include panitumumab (Vectibix®), nimotuzumab or HuMax-EGFr, which license shall be worldwide for Erbitux®” and IMC-11F8, and only outside the United States and Canada for EMD72000.

(b)                                 IMCLONE shall have the right to grant sublicenses under All Patents solely with respect to Licensed Products (“Sublicenses”), provided that each Sublicense granted by IMCLONE shall contain terms set forth on Exhibit A and shall extend to YEDA auditing rights of the sublicensee consistent with those contained in Paragraph 5(j). Within thirty (30) days after execution of each Sublicense, IMCLONE shall notify YEDA of the existence of such Sublicense together with providing a redacted version of the Sublicense, with such redactions having been made in such a manner as to permit YEDA to ascertain payments due to it, the identity of the sublicensee, the identity of the Licensed Product and compliance with the sublicensing terms and conditions set forth in this Paragraph 4(b). In the event of an audit pursuant to Paragraph 5(j), IMCLONE shall also make available to YEDA on a confidential basis an unredacted copy of each such Sublicense. IMCLONE shall remain responsible for the full and complete performance of all of IMCLONE’s obligations and duties under this Settlement Agreement as well as those of any sublicensees of IMCLONE, whose actions under each Sublicense shall be deemed to be those of IMCLONE, and whose default under the Sublicense shall not relieve IMCLONE of any obligations under this Settlement Agreement. Notwithstanding the foregoing, this subsection (b) shall not apply with respect to the IMCLONE-BMS Agreement or the IMCLONE-Merck Agreement or any of the sublicences granted thereunder.

(c)                                  YEDA shall not contest (i) the rights granted under All Patents for Licensed Products (A) by IMCLONE in the Development, Promotion, Distribution & Supply Agreement (the “IMCLONE-BMS Agreement”) among E.R. Squibb & Sons, LLC, Bristol-Myers Squibb Company (collectively, “BMS”) and IMCLONE, and the Development and License Agreement (the “IMCLONE-Merck Agreement”) between IMCLONE and Merck, (B)

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all further sublicenses granted under such agreements, and (C) such grants of such rights by IMCLONE, and that as a consequence, BMS and Merck have the rights under All Patents that are provided under those agreements. In no event shall BMS or Merck have rights as sublicensees of IMCLONE broader than the rights granted to IMCLONE under Paragraph 4(a).

5.             Settlement Payments.

(a)           On or before December 10, 2007, IMCLONE shall pay YEDA by wire transfer to the account listed below in Paragraph 5(g), a single lump sum payment of Sixty Million United States Dollars (US$60,000,000).

(b)           On or before December 14, 2007, SANOFI will pay YEDA by wire transfer to the account listed below in Paragraph 5(g), a single lump sum payment of Sixty Million United States Dollars (US$60,000,000).

(c)           Contingent Payment Obligation.  During the Contingent Payment Term, IMCLONE shall pay to YEDA contingent payment amounts based on the following rates for Net Sales (as defined below) of Licensed Products by IMCLONE or its sublicensees and other amounts received in connection with Licensed Products, on a country-by-country basis:

(i)            for Erbitux®, a rate of [**] on Net Sales of Erbitux® in the U.S. (including its territories and possessions) and Canada and [**] on Net Sales of Erbitux® outside the U.S. and Canada;

(ii)           for IMC-11F8, [**]; and

(iii)          for EMD72000, [**].

The Parties acknowledge that it would be impractical to calculate contingent payments based solely on sales of Licensed Products that are used in connection with anti-neoplastic agents and as such for convenience have adopted a contingent payment arrangement based on sales of all Licensed Products, whether or not sold in connection with or instructed for use in connection with anti-neoplastic agents. They agree and acknowledge that the above contingent payments have been reduced with the intent to reflect the value of All Patent Rights and are not an attempt to collect contingent payments for activities not covered by All Patent Rights.

For purposes of this Settlement Agreement, “Net Sales” with respect to particular Licensed Product(s), shall mean [**]

(d)           Contingent Payment Term.  IMCLONE’s obligation to pay contingent payments on Net Sales of Licensed Products shall commence around the world on October 1, 2007, and shall expire in the United States and its territories and possessions and Canada on January 17, 2017 (however, in the event there is a patent extension of the ‘866 Patent, such date shall expire in the United States and its territories and possessions and Canada on February 12, 2018) and everywhere else in the world on September 15, 2014 (the “Contingent Payment Term”).

Confidential Treatment has been requested with respect to certain portions.

(e)                                  Contingent Payments.  During the Contingent Payment Term, IMCLONE shall prepare and deliver to YEDA:

(i)            within sixty (60) days of the end of each calendar quarter, a report broken down by country of sale, currency and identity of seller (i.e., either IMCLONE or its sublicensee) that: (a) lists gross and net sales of each Licensed Product; and (b) details any deductions included in the calculation of Net Sales in accordance with the breakdown of deductions set forth in Paragraph 5(c); and

(ii)           within thirty (30) days after a request from YEDA, complete copies of any contingent payment reports or records submitted to IMCLONE by its sublicensees with respect to Licensed Products.

The relevant payments shall be made at the same time as the aforedescribed report in subsection (e)(i) above. Interest shall accrue on payments made more than sixty (60) days after such payments were due. Such interest will be calculated using an arithmetic average of the daily fixings for the three-month London InterBank Offering Rate (LIBOR) as reported by the British Bankers Association for the calendar quarters in which the payments were due plus [**]. IMCLONE shall use reasonable efforts in detailing the breakdown of deductions, provided, however, that the mischaracterization of any deduction(s) shall not affect IMCLONE’s right to claim such deduction(s) in accordance with the definition of Net Sales hereunder.

(f)            The payments set forth in Paragraphs 5(a)-5(c) will be net amounts and not subject to withholding or offset of any kind.

(g)           YEDA bank account for payments:

Bank Name: [**]	Name on Account: Yeda Research and Development Co. Ltd. [**]

(h)           U.S. Dollars.  All payments to be made under this Settlement Agreement shall be made in United States Dollars by wire transfer as designated by YEDA, or by such other method as YEDA shall reasonably notify IMCLONE from time to time.

(i)            Currency Conversion. Net Sales received in currencies other than U.S. dollars shall be converted into the U.S. dollar equivalent using an arithmetic average rate of exchange for buying funds as reported in Bloomberg Professional, a service of Bloomberg L.P., for the calendar quarter in which such Net Sales were made, or in the event Bloomberg Professional is not available then the Wall Street Journal for the currency of the country in which the sale is made.

Confidential Treatment has been requested with respect to certain portions.

(j)            IMCLONE and its affiliates to which IMCLONE grants a Sublicense under this Settlement Agreement shall keep complete and accurate records of the underlying revenue and expense data relating to the calculations of Net Sales and payments required by Paragraph 5(e) for no less than [**] years after the relevant sales occurred. YEDA shall have the right, once annually at its own expense, to review any such accounting records of IMCLONE (including, without limitation, unredacted copies of each Sublicense) in a single location upon reasonable notice (which shall be no less than twenty (20) days prior written notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under Paragraph 5(e). Should such inspection lead to the discovery of a discrepancy to YEDA’s detriment in an annual period, IMCLONE shall pay the amount of the discrepancy, and in the event of an overpayment, IMCLONE shall have the right to apply such overpayment against future payments due hereunder to YEDA or, if there is no such future payment obligation of IMCLONE, then YEDA shall promptly refund the amount of such overpayment to IMCLONE. YEDA shall pay the full cost of the inspection unless the validated discrepancy for any period audited is, to YEDA’s detriment, greater than [**] of the total amount due to be paid to YEDA for the period audited, in which case IMCLONE shall pay the full cost of such inspection and interest on the amount due in excess of the amount actually paid. Interest will be calculated using an arithmetic average of the daily fixings for the three-month London InterBank Offering Rate (LIBOR) as reported by the British Bankers Association for the calendar quarters in which the payments were due plus [**]. YEDA shall further have the right to cause IMCLONE to exercise its right to audit royalty payments to be made by sublicensees with respect to Licensed Products. YEDA shall pay the full cost of the audit so caused unless the discrepancy for any period audited is greater than [**] of the total amount due to be paid to IMCLONE for the period audited, in which case the sublicensee or IMCLONE shall pay the full cost of such inspection and interest on the amount due in excess of the amount actually paid. Within fifteen (15) days after receiving such report from the entity conducting the audit (whether or not at the request of YEDA), IMCLONE will provide YEDA a complete copy of any final audit report obtained from auditing IMCLONE’s sublicensees. For the avoidance of doubt, the delivery of any such report to YEDA shall not constitute a waiver of any right or privilege of IMCLONE and/or its representatives.

6.                                       Immediate Stay;  Dismissal of All Litigation Matters.  As of the Execution Date, the Parties shall jointly through their respective counsel execute and file such documents as necessary to immediately stay All Litigation Matters.  Within five (5) business days after the settlement payments are made in accordance with Paragraphs 5(a) and 5(b) above, the Parties shall jointly through their respective counsel: (a) execute and file papers to withdraw the pending appeal in the X Action; (b) cause SANOFI to intervene in the Y Action on consent for the limited purpose of enforcing this Settlement Agreement; (c) execute and file stipulated orders of dismissal and final decision that dismiss and finally resolve the Y Action with prejudice and without costs to any Party, where such stipulated orders shall also provide that the Southern District of New York will retain jurisdiction over the Parties and the subject matter of All Litigation Matters in order to enforce the terms of this Settlement Agreement if necessary and that this Settlement Agreement is a binding obligation of each Party hereto; and (d) execute and file appropriate documents for each jurisdiction outside of the United States where there is ongoing litigation under any of the All Litigation Matters, to discontinue such litigation and enter judgment by consent without costs to any Party, except that the foregoing dismissal and the following releases shall not prejudice YEDA’s right to recover its legal costs in the UK Action.

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7.             Release by YEDA.  Effective as of the Closing Date, under this Settlement Agreement, YEDA hereby forever releases and fully discharges each of IMCLONE and SANOFI, as well as each of their affiliates and with respect to IMCLONE, BMS and Merck (in their capacity as sublicensees of IMCLONE), and each of their respective successors and assigns, and the present or former officers, directors, agents, and employees of any of them (in their capacities as such) (collectively, the “YEDA-Released Parties”) from any and all actions, causes of action, suits, debts due, sums of monies, covenants, contracts, controversies, agreements, promises, trespasses, damages, judgments, claims, demands whatsoever, in law or in equity, whether in tort or contract or otherwise, known or unknown, suspected or unsuspected, which YEDA , as well as each of its affiliates (including, for the avoidance of doubt, the Weizmann Institute of Science (the “Institute”)) and their successors and assigns or, to the extent YEDA has the power to grant releases hereunder, their present or former officers, directors, partners, members or employees, in their capacities as such, ever had or now has against any of the YEDA-Released Parties for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the Effective Date arising under or relating in any way to (i) All Litigation Matters (or the facts asserted in such All Litigation Matters by the Parties therein) or (ii) any of the All Patents.  For the avoidance of doubt, YEDA does not release Merck in any regard with respect to the Patent License Agreement between Merck and YEDA.  YEDA shall fully indemnify and hold harmless the YEDA-Released Parties against any such claim except with respect to any claim by Joseph Schlessinger, Francoise Bellot, Richard Kris and David Givol.

8.             Release by IMCLONE.  Effective as of the Closing Date, under this Settlement Agreement, IMCLONE hereby fully and forever releases and fully discharges each of YEDA and SANOFI, as well as, each of their affiliates and with respect to YEDA, Merck and Amgen (in their capacity as sublicensees of YEDA) and each of their respective successors, and assigns, and the present or former officers, directors, agents, and employees of any of them (in their capacities as such) (including, with respect to YEDA and for the avoidance of doubt, the Institute and Weizmann Inventors) (collectively, the “IMCLONE Released Parties”) from any and all claims, causes of action, suits, debts due, sums of monies, covenants, contracts, controversies, agreements, promises, trespasses, damages, judgments, claims, demands whatsoever, in law or equity, whether in tort or contract or otherwise, known or unknown, suspected or unsuspected, which IMCLONE, as well as each of its affiliates, or their present or former officers, directors, partners, members, employees, successors and assigns, in their capacities as such, ever had or now has against any of the IMCLONE Released Parties for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the Effective Date arising under or relating in any way to (i) All Litigation Matters (or the facts asserted in such All Litigation Matters by the Parties therein) or (ii) any of the All Patents.  For the avoidance of doubt, IMCLONE does not release Merck in any regard with respect to the IMCLONE-Merck Agreement.

9.             Release by SANOFI.  Effective as of the Closing Date, under this Settlement Agreement, SANOFI hereby fully and forever releases and fully discharges each of YEDA and IMCLONE, as well as, each of their affiliates and with respect to IMCLONE, BMS and Merck (in their capacity as sublicensees of IMCLONE) and with respect to YEDA, Merck and Amgen (in their capacity as sublicensees of YEDA) and each of their respective successors, and assigns, and the present or former officers, directors, agents, and employees of any of them (in their

Confidential Treatment has been requested with respect to certain portions.

capacities as such) (including, with respect to YEDA and for the avoidance of doubt, the Institute and Weizmann Inventors) (collectively, the “SANOFI Released Parties”) from any and all claims, causes of action, suits, debts due, sums of monies, covenants, contracts, controversies, agreements, promises, trespasses, damages, judgments, claims, demands whatsoever, in law or equity, whether in tort or contract or otherwise, known or unknown, suspected or unsuspected, which SANOFI, as well as each of its affiliates, or their present or former officers, directors, partners, members, employees, successors and assigns, in their capacities as such, ever had or now has against any of the SANOFI Released Parties for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the Effective Date arising under or relating in any way to (i) All Litigation Matters (or the facts asserted in such All Litigation Matters by the Parties therein) or (ii) any of the All Patents.

10.           Release of Future Obligations.  Nothing in Paragraphs 7-9 (inclusive) shall operate as a release of the Parties’ obligations or covenants under this Settlement Agreement, or with respect to any agreements signed by or among the Parties contemporaneously herewith.

11.           No Admission of Wrongdoing.  The Parties expressly acknowledge that this Settlement Agreement represents a settlement of disputed rights and claims.  Nothing in the terms of this Settlement Agreement or in its execution shall be construed as an admission of liability or wrongdoing as to any matter by the Parties hereto.  IMCLONE and SANOFI affirmatively deny the allegations of the other Parties with respect to the X Action, and YEDA affirmatively denies the allegations of the other Parties with respect to the X Action.  YEDA affirmatively denies the allegations of the other Parties with respect to the Y Action, and IMCLONE affirmatively denies the allegations of the other Parties with respect to the Y Action.

12.           Confidentiality.  Without limiting the Parties’ obligations under the Protective Order endorsed by Judge Buchwald on June 29, 2004 in the X Action, the Stipulation and Order Regarding the Use of Confidential Information endorsed by Judge Buchwald on September 6, 2007 in the X Action or the Protective Order endorsed by Judge Buchwald on July 24, 2007 in the Y Action, any non-public technical or business related information or materials which any Party hereto may disclose to any other shall be treated as confidential to the extent permitted by law.  Written confidential information shall be identified as confidential information.  Non-written confidential information shall be reduced to writing and identified as confidential information by the disclosing Party within forty-five (45) days of disclosure.  Confidential information and materials shall be maintained in confidence by the receiving Parties and shall not be disclosed to any third party without prior written consent of the disclosing Party, other than as contemplated by the terms of this Settlement Agreement.  This obligation of confidentiality shall not apply to information which:

(a)           is publicly known prior to the disclosure through no fault of the receiving Parties;

(b)           becomes publicly known subsequent to disclosure through no fault of the receiving Parties;

(c)           is lawfully disclosed to the receiving Parties by a third party who is not obligated to retain such information in confidence;

Confidential Treatment has been requested with respect to certain portions.

(d)           is in the receiving Parties’ possession prior to disclosure as shown by reasonable proof; or

(e)           lawfully becomes publicly known following disclosure to a government patent agency in connection with the prosecution of any All Patent or a regulatory agency responsible for the approval of therapeutic products.

If any subpoena or court order shall require the disclosure of confidential information by way of document production and/or testimony, each Party shall give the Party whose confidential information is at issue and its attorneys reasonable and practicable prior written notice such that the noticed Party has an opportunity to intervene and oppose the disclosure of such confidential information.  The Parties agree to take all reasonable measures to ensure that any confidential information sought by any subpoena or court order is kept confidential until the objecting Party’s opposition to the disclosure is considered and resolved by the Court or other relevant governing authority.  This provision shall survive expiration, termination and/or satisfaction of the terms of this Settlement Agreement.  Nothing herein shall preclude the Parties from disclosing such information as required by law or to their officers, directors, accountants and/or tax advisors, sublicensees or other agents, on a need-to-know basis, provided such persons comply with the confidentiality requirements of this Settlement Agreement.  Except as permitted herein, the Parties shall not offer in evidence or in any way refer to in any civil, criminal, administrative or other action or proceeding, any of the confidential information other than as may be necessary to consummate or enforce this Settlement Agreement.

13.           Representations, Warranties and Covenants of the Parties.  The Parties hereby represent, warrant and agree, as of the Closing Date, as follows:

(a)           YEDA represents and warrants that it has granted no licenses under All Patents that would preclude or restrict the license granted in Paragraph 4 above.  EXCEPT AS SPECIFICALLY SET FORTH IN THIS PARAGRAPH 13(a), NOTHING IN THIS SETTLEMENT AGREEMENT SHALL BE CONSTRUED AS:

(i)            A WARRANTY OR REPRESENTATION BY YEDA AS TO THE VALIDITY OR SCOPE OF ANY PATENT OR APPLICATION THEREFOR;

(ii)           A WARRANTY OR REPRESENTATION THAT ANY MANUFACTURE, SALE, USE OR OTHER DISPOSITION OF LICENSED PRODUCTS HEREUNDER WILL BE FREE FROM INFRINGEMENT OF PATENTS AND APPLICATIONS THEREFOR OTHER THAN THOSE UNDER WHICH LICENSES, RIGHTS AND PRIVILEGES HAVE BEEN GRANTED;

(iii)          AN AGREEMENT TO BRING OR PROSECUTE ACTIONS OR SUITS AGAINST THIRD PARTIES FOR INFRINGEMENT OR CONFERRING ANY RIGHT TO BRING OR PROSECUTE ACTIONS OR SUITS AGAINST THIRD PARTIES FOR INFRINGEMENT;

Confidential Treatment has been requested with respect to certain portions.

(iv)          CONFERRING BY IMPLICATION, ESTOPPEL OR OTHERWISE, UPON ANY PARTY LICENSED HEREUNDER, ANY LICENSE, RIGHT OR PRIVILEGE UNDER ANY PATENT OR APPLICATIONS THEREFOR EXCEPT THE LICENSES, RIGHTS AND PRIVILEGES EXPRESSLY GRANTED HEREUNDER; OR

(v)           AN OBLIGATION TO FURNISH ANY TECHNICAL INFORMATION OR KNOW-HOW.

(b)           Each Party represents and warrants that it has relied upon its own judgment and that of its own legal counsel regarding the proper, complete, and agreed-upon consideration for, and the terms and provisions of, this Settlement Agreement and that no Party has relied on any representation or warranty (express or implied) made by any other Party or any of its agents, employees or legal counsel, other than as expressly set forth in this Settlement Agreement, in entering into this Settlement Agreement.

(c)           This Settlement Agreement has been duly executed and delivered on behalf of each Party and constitutes a legal, valid and binding obligation of each Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

14.           Indemnification and Limitation of Liability.

(a)           Indemnification by IMCLONE.  IMCLONE hereby agrees to defend, hold harmless and indemnify YEDA, the Institute and their affiliates, directors, officers and employees and the YEDA inventors of the All Patents (such inventors being referred to as the “YEDA Inventors,” and all the foregoing persons being referred to collectively as the “YEDA Indemnitees”) from and against any and all claims, demands, liabilities, costs, fees, damages, expenses and/or losses, including without limitation, reasonable legal costs, expenses and attorneys’ fees for outside counsel (collectively, “Losses”) resulting directly or indirectly from claims, suits, actions or demands by any person or entity arising out of IMCLONE’s or its sublicensee’s making, using, selling, offering for sale and/or importing Licensed Products and/or the granting of Sublicenses.

(b)           Disclaimer of Liability.  In no event shall any of the YEDA Indemnitees be liable for any Losses caused to or suffered by any person or entity (including IMCLONE or any sublicensee) that directly or indirectly arise out of or result from (i) claims of infringement of the patents of any third party as a result of IMCLONE’s practice of All Patents; (ii) making, using, selling, offering for sale and/or importing of Licensed Products by IMCLONE or any sublicensee; (iii) the grant by IMCLONE of any Sublicense; or (iv) the use by any customer of the Licensed Products manufactured or sold by or on behalf of IMCLONE or any of its sublicensees; provided, however, YEDA Indemnitees shall not be released from liability pursuant to this Paragraph 14(b) to the extent any such Losses arise out of or result from the gross negligence or willful misconduct of YEDA or any of the YEDA Indemnitees.

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(c)           Insurance.  Within thirty (30) days after the Closing Date, IMCLONE shall at its own expense procure and maintain during the entire period that the license under Paragraph 4 is in force in any country, plus an additional period of seven (7) years, an insurance policy/policies (including products liability and general liability insurance) adequate to cover its obligations hereunder and which is/are consistent with normal business practices of prudent companies similarly situated. Such insurance shall include a waiver of subrogation in favor of the Yeda Indemnitees, to the extent Yeda is not liable for any Losses under Paragraph 14(b). Upon request by YEDA, IMCLONE shall provide certificates of insurance evidencing the insurance policies and additional insured status as required under this Settlement Agreement.

(d)           Separate Obligations.  No obligation of either IMCLONE or SANOFI is a joint obligation and the breach by any one of them shall not be considered a breach by the other; IMCLONE and SANOFI are each responsible only for their own commitments.  For the avoidance of doubt, the release of SANOFI by YEDA is not dependent or conditional on IMCLONE’s performance under this Settlement Agreement or its license with YEDA. With respect to the license rights granted IMCLONE by YEDA and the financial and other terms and conditions set forth in this Settlement Agreement relating thereto, IMCLONE and YEDA shall have the right to modify or amend (or consent to modification or amendment of) or terminate any and all such rights, terms and conditions as IMCLONE and YEDA may agree from time to time in writing without any notice to or obtaining the consent of SANOFI.

15.           Publicity.  The Parties agree that no publicity release or announcement to third parties concerning the provisions contemplated herein will be issued without the advance written consent of the other Parties. Notwithstanding anything in this Paragraph, and Paragraph 12 to the contrary, each Party may make filings or disclosures that are required by applicable laws (as determined to be so required by outside counsel for the disclosing Party), including filings or disclosures required by or to the Securities and Exchange Commission (and any other applicable securities exchanges) that discuss the subject matter of this Settlement Agreement or otherwise make reference to other Parties consistent with the terms of this Settlement Agreement; provided, however, that such disclosing Party provides the other Parties with no less than five (5) business days (except any filings with the Securities and Exchange Commission which require filing within a period less than (5) business days) to review and comment on such filings, or the relevant portions thereof, pertaining to the provisions contemplated herein, and the other Parties do not unreasonably reject the incorporation of such comments into such filings; provided further, however, that the disclosing Party will agree to make a confidential treatment request with the Securities and Exchange Commission in order to request the redaction of any confidential information of the other Parties that, in the opinion of such disclosing Party’s outside counsel, is not required by applicable laws from such filings or disclosures; provided further, however, that, the disclosing Party will use commercially reasonable efforts to obtain confidential treatment by such security exchanges with respect thereto; provided further, however, that IMCLONE shall be authorized to release the press release attached hereto as Exhibit B upon the execution of this Settlement Agreement. In addition, YEDA may, in its sole discretion, disclose this Settlement Agreement with financial terms redacted to current or prospective licensees under All Patents under the same terms of confidentiality as provided for hereunder.

Confidential Treatment has been requested with respect to certain portions.

16.           Attorneys’ Fees and Costs.  Except to the extent provided in Paragraph 6 above, the Parties shall bear their own respective attorneys’ fees and costs.

17.           Entire Agreement.  This Settlement Agreement and the stipulations of dismissals filed by the Parties in connection herewith, constitutes the entire, complete and integrated agreement and understanding made among the three Parties hereto regarding the subject matter hereof.  Any other express or implied agreements and understandings among the three Parties hereto, either oral or written, with regard to the subject matter hereof, are superseded by the terms of this Settlement Agreement, along with the stipulations of dismissals filed by the Parties in connection herewith. The Parties shall confirm the accuracy of Schedules 1 and 2 within ten (10) days following the Execution Date.

18.           Force Majeure.  No Party shall be responsible or liable to the other for failure or delay in performance of this Settlement Agreement due to any war, fire, accident or other casualty or any changes in government laws or regulations, labor disturbance or acts of God, or any other contingency beyond the Party’s reasonable control. In the event of the applicability of this Paragraph 18, the Party affected by such force majeure shall use its best efforts to eliminate, cure, and overcome any of such causes and resume performance of its obligations.

19.           Headings.  The captions to the Paragraphs hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the Paragraphs hereof.

20.           Interpretive Rules.  For the purpose of this Settlement Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) defined terms include the plural as well as the singular and the use of any gender shall be deemed to include the other gender; (b) the use of the term “including” means “including but not limited to”; and (c) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Settlement Agreement in whole and not to any particular provision.

21.           No Waiver.  The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Settlement Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.

22.           Further Assurances.  All Parties hereto agree, without charge, to promptly execute and deliver such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, registrations and instruments, as may be necessary or as a Party may reasonably request in order to perfect any assignment or other transfer or any properties or rights contemplated hereunder and otherwise cooperate with the other Parties as may be reasonably necessary or desirable to effect the purpose of this Settlement Agreement and carry out its provisions.

23.           Assignment and Successors.  No Party may assign or transfer this Settlement Agreement or any rights or obligations hereunder without the prior written consent of the other parties, except that YEDA may freely assign its right to receive payments under this Settlement Agreement and any Party may make such an assignment or assumption without the other parties’ consent to an entity that acquires all or substantially all of the business of such Party, whether in

Confidential Treatment has been requested with respect to certain portions.

a merger, consolidation, corporate or bankruptcy reorganization, acquisition, sale or otherwise. Any assignment or attempted assignment by either Party in violation of the terms of this Paragraph 23 shall be null and void and of no legal effect. The assigning Party shall forward to the other parties a copy of those portions of each fully executed assignment agreement which relate to the assumption of the rights and responsibilities of the assigning Party, within sixty (60) days of the execution of such assignment agreement. This Settlement Agreement is binding upon, and shall inure to the benefit of, the Parties and their respective affiliates, subsidiaries and each of their employees, officers, directors, agents, successors and assigns.

24.           Governing Law.  This Settlement Agreement shall be construed, governed, applied and interpreted in accordance with the laws of the State of New York, notwithstanding any conflict of laws analysis, except that questions affecting the construction and effect of any patent shall be determined by the patent law of the country in which such patent was granted. All claims hereunder shall be resolved exclusively in the United States District Court for the Southern District of New York (which is retaining jurisdiction to enforce this Settlement Agreement).

25.           Amendments.  This Settlement Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of all Parties hereto.

26.           Severability.  If any one or more of the provisions contained in this Settlement Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.  In the event that the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties, the Parties shall use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, as much as legally possible, implement the purposes of this Settlement Agreement as originally written.  To the extent permitted by applicable law, IMCLONE, SANOFI, and YEDA hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

27.           Notices.  Any notices given hereunder shall be sent by overnight mail (confirmed receipt), facsimile (confirmed receipt), or personally delivered as follows:

If to IMCLONE:	With a copy to:

ImClone Systems Incorporated 33 ImClone Drive Branchburg, NJ 08876 Attention: General Counsel Tel: (908) 218-9588 Fax: (908) 704-2719

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If to SANOFI:	With a copy to:

Aventis Pharmaceuticals, Inc. 55 Corporate Drive Bridgewater, NJ 08807 Attention: President Tel: (908) 981-6400 Fax: (908) 981-6405	Proskauer Rose LLP 1585 Broadway New York, New York 10036-8299 Attention: Bruce Fader, Esq. Tel: (212) 969-3415 Fax: (212) 969-2900

If to YEDA:	With a copy to:

Yeda Research and Development Co. Ltd. Post Office Box 95 Rehovot 76100 Israel Attention: CEO Tel: +972-8-947-0617 Fax: +972-8-947-0739	Weil Gotshal & Manges LLP 767 5th Avenue New York, NY 10153 Attention: Nicholas Groombridge, Esq. Tel: (212) 310-8000 Fax: (212) 310-8007

28.           Construction.  Neither this Settlement Agreement nor any provision in this Settlement Agreement shall be construed for or against any Party because the Settlement Agreement as a whole, or any provision of this Settlement Agreement, was requested or drafted by such Party.  Neither this Settlement Agreement nor any provision in this Settlement Agreement nor evidence of any negotiations in connection with it or them shall be offered or received in evidence or used in any way in any action or proceeding between the Parties except to enforce the terms and provisions hereof.

29.           Advice of Counsel.  The Parties hereby acknowledge that they have read this Settlement Agreement and have had an opportunity to obtain advice of counsel in connection with the review, drafting and negotiation of this Settlement Agreement.

30.           365(n).  All rights and licenses granted to IMCLONE by YEDA under or pursuant to any section of this Settlement Agreement are and shall otherwise be deemed to be for purposes of Section 365(n) of Title 11, United States Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined in Section 101(56) of the Bankruptcy Code.  IMCLONE shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.  Upon the bankruptcy of YEDA, IMCLONE shall further be entitled to a complete duplicate of, or complete access to all documents embodying, any such intellectual property or relating to obtaining protection of or maintaining same, and such, if not already in its possession, shall be promptly delivered to YEDA, unless the bankrupt party elects to continue, and continues, to perform all of its obligations under this Settlement Agreement.

31.           Execution and Counterparts.  This Settlement Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any signatory hereto may indicate acceptance of this Settlement Agreement with a facsimile signature or PDF copy, provided that an original signature is provided to all other Parties thereafter.  The terms set forth herein will become effective and binding upon the Parties once this Settlement Agreement has been fully and duly executed.

Confidential Treatment has been requested with respect to certain portions.

*  *  *

Confidential Treatment has been requested with respect to certain portions.

THE SIGNATORIES HERETO DECLARE THAT THEY ARE DULY AUTHORIZED TO EXECUTE THIS AGREEMENT ON BEHALF OF THEIR RESPECTIVE ORGANIZATIONS, THE TERMS OF THIS AGREEMENT HAVE BEEN FULLY UNDERSTOOD, AND ARE VOLUNTARILY ACCEPTED FOR THE PURPOSE OF MAKING A FULL AND FINAL COMPROMISE AND SETTLEMENT.

IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement:

IMCLONE SYSTEMS INCORPORATED

By:

Name:

Title:

Date: December 7, 2007

AVENTIS PHARMACEUTICALS, INC.

By:

Name:

Title:

Date: December 7, 2007

AVENTIS, INC.

By:

Name:

Title:

Date: December 7, 2007

Confidential Treatment has been requested with respect to certain portions.

AVENTIS HOLDINGS INC.

By:

Name:

Title:

Date: December 7, 2007

YEDA RESEARCH AND DEVELOPMENT CO. LTD.

By:

Name:

Title:

Date: December 7, 2007

Confidential Treatment has been requested with respect to certain portions.

SCHEDULE 1

Non-US Patents

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SCHEDULE 2

Non-US Countries

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Confidential Treatment has been requested with respect to certain portions.

EXHIBIT A

Sublicensing Terms

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Confidential Treatment has been requested with respect to certain portions.

EXHIBIT B

Press Release

Confidential Treatment has been requested with respect to certain portions.